UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

SULPHCO, INC.

(Name of Registrant as Specified in Its Charter)

 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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SulphCo, Inc.
4333 W. Sam Houston Pkwy N., Suite 190
Houston, Texas 77043
www.sulphco.com

NOTICE OF THE 2010 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 10, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of SulphCo, Inc., a Nevada corporation (the “Company”). The annual meeting will be held on Thursday, June 10, 2010 at 9:30 a.m. Central Daylight Time at Four Oaks Place (Central Plains conference room, 2nd floor), 1330 Post Oak Boulevard, Houston, TX 77056, for the following purposes:

1.	To elect four directors to serve for one year or until the next annual meeting of stockholders;

2.	To ratify the Audit Committee’s appointment of Hein & Associates LLP as the Company’s independent registered public accountants for fiscal year 2010; and

3.	To conduct any other business properly brought before the annual meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the annual meeting is April 19, 2010. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment or postponement thereof. A list of the stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose reasonably related to the annual meeting during ordinary business hours in the office of the Secretary of the Company during the ten days prior to the annual meeting.

You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the proxy card as promptly as possible in order to ensure your representation at the annual meeting. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors,

/s/ Larry D. Ryan
Larry D. Ryan
Chief Executive Officer
Houston, Texas

April 16, 2010

Important Notice Regarding the Availability of Proxy Materials for the annual meeting of stockholders to be held on June 10, 2010: In accordance with rules and regulations adopted by the Securities and Exchange Commission, we are now providing access to our proxy materials over the Internet. Accordingly, in lieu of sending you a paper copy of our proxy materials, the Company will send a Notice of Internet Availability of Proxy Materials to stockholders of record and beneficial owners as of the close of business on the record date. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders of record and beneficial owners will have the ability to access the proxy materials at https://materials.proxyvote.com/865378. These proxy materials are available free of charge.

The Notice of Internet Availability of Proxy Materials will also identify the date, time and location of the annual meeting; the matters to be acted upon at the annual meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request a paper or e-mail copy of the proxy statement, our Annual Report for the 2009 fiscal year and a form of proxy relating to the annual meeting; information on how to access the form of proxy; and information on how to obtain directions to attend the annual meeting and vote in person.

SulphCo, Inc.

4333 W. Sam Houston Pkwy N., Suite 190
Houston, Texas 77043
www.sulphco.com

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 10, 2010

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

This proxy statement and the proxy card are being furnished to you because the Board of Directors (the “Board”) of SulphCo, Inc. (sometimes referred to as the “Company,” “SulphCo,” “us” or “our”) is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign and return the proxy card, which is available at https://materials.proxyvote.com/865378. The approximate date on which the proxy statement and accompanying materials are intended to be sent or made available to the stockholders is April 26, 2010.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 19, 2010 (the “Record Date”), will be entitled to vote at the annual meeting. On the Record Date, there were 101,708,741 shares of Common Stock outstanding and entitled to vote.

Stockholders of Record: Shares Registered in Your Name

If on the Record Date, your shares were registered directly in your name with our transfer agent, Integrity Stock Transfer, then you are a stockholder of record.  If you are a stockholder of record, you may vote in person at the annual meeting, or vote by proxy using the proxy card. Whether or not you plan to attend the annual meeting, we ask you to fill out and return the proxy card, which is available at https://materials.proxyvote.com/865378, if you wish to have your vote recorded. You may still attend the annual meeting and vote in person if you have already voted by proxy.

1.	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

2.
To vote using the proxy card, simply print the proxy card, complete, sign and date the proxy card and return it promptly. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name’’ and you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. Simply complete and mail the proxy card or follow the instructions included with the proxy materials to vote by telephone or internet to ensure that your vote is counted. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or other agent.  Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

What am I voting on?

There are two matters scheduled for a vote:

1.	The election of four directors for a term of one year or until the next annual meeting of stockholders;

2.	The ratification of the Audit Committee’s appointment of Hein & Associates LLP as the Company’s independent registered public accountants for fiscal year 2010.

How do I vote?

You may either vote “For” all nominees to the Board of Directors or you may withhold from voting for any nominee you specify.  For all of the other matters to be voted on, you may vote “For”, “Against” or abstain from voting.

Do I have appraisal or dissenters’ rights with respect to any of the matters to be voted upon?

No, under Nevada law, stockholders do not have rights of appraisal or similar rights of dissenters’ with respect to any matter to be voted upon herein.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” all of the matters to be voted on. If any other matter is properly presented at the annual meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

The Company will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the annual meeting. You may revoke your proxy in any one of three ways:

1.	You may submit another properly completed proxy bearing a later date.

2.	You may send a written notice that you are revoking your proxy to SulphCo’s Secretary at 4333 W. Sam Houston Pkwy N., Suite 190 Houston, Texas 77043.

3.	You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be delivered in writing by March 3, 2011, to the Company’s Secretary at 4333 W. Sam Houston Pkwy N., Suite 190 Houston, Texas 77043.  If the 2011 annual meeting is held before May 11, 2011 or after July 10, 2011, the proposal must be received by us either 90 days prior to the actual meeting date or 10 days after we first publicly announce the meeting date, whichever is later.  Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “For” votes, “Against” votes, abstentions and broker non-votes. Abstentions will be counted toward the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted toward the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If the broker or nominee is not given specific instructions, shares held in the name of such broker or nominee may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

How many votes are needed to approve each proposal?

•	For the election of directors, the four nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•	For the ratification of the auditors, a majority of the shares of common stock represented in person or by proxy and entitled to vote at the annual meeting must be voted in favor of the proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the Record Date, there were 101,708,741 shares of Common Stock outstanding and entitled to vote. Thus 50,854,371 shares of Common Stock must be represented by stockholders present at the annual meeting or by proxy to have a quorum. Your shares will be counted toward the quorum only if you submit a valid proxy vote or vote at the annual meeting. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, a majority of the votes present at the annual meeting may adjourn the annual meeting to another date.

How can I find out the results of the voting at the annual meeting?

Voting results will be disclosed by the Company on Form 8-K within four business days after the end of the annual meeting.

Interest of Certain Persons in Matters to be Acted Upon.

 None of the Company’s directors or executive officers has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting.

PROPOSAL NO. 1 – ELECTION OF FOUR DIRECTORS

SulphCo’s Board is currently comprised of six members divided into two classes: Class I and Class III.  On March 27, 2009, the Board adopted an amendment to our bylaws to eliminate the staggered board structure established in April 2008.  In order to effectuate this change and to respect the decision of the stockholders in electing the directors to their various respective terms at the 2008 annual meeting of stockholders, Class I directors standing for election at the 2010 annual meeting of stockholders will be elected for only a term of one year.

The term of the Class III directors will terminate at the 2011 annual meeting of stockholders, at which time they or their duly appointed successors will stand for election for only a term of one year.  The Class III directors are Lawrence G. Schafran and Robert H. C. van Maasdijk.

The Board has recommended for election at the 2010 annual meeting of stockholders the following persons:

Robert J. Hassler

Orri Hauksson

Dr. Larry D. Ryan

Fred S. Zeidman

If elected at the annual meeting, these directors would serve until the 2011 annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the annual meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Robert J. Hassler, Orri Hauksson, Dr. Larry D. Ryan and Fred S. Zeidman. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each of Robert J. Hassler, Orri Hauksson, Dr. Larry D. Ryan and Fred S. Zeidman has agreed to serve if elected, and we have no reason to believe that they will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH NAMED NOMINEE.

Our directors and nominees, their ages as of March 31, 2010, positions with SulphCo and the dates of their initial election or appointment as director are as follows:

Name	Age	Position With the Company	Served From

Fred S. Zeidman (1)	64	Chairman of the Board Director	April 2009 August 2008

Dr. Larry D. Ryan (1)	38	Chief Executive Officer Director	January 2007 February 2007

Robert H. C. van Maasdijk	65	Director	April 2005

Lawrence G. Schafran	71	Director	December 2006

Robert J. Hassler (1)	58	Director	April 2009

Orri Hauksson (1)	39	Director	April 2009

(1)	These directors have been nominated for election to the Board at the 2010 annual meeting of stockholders.

Fred S. Zeidman, Chairman of the Board since April 2009 and a director since August 2008, has held leadership positions in a number of energy related companies.  Since December 2009, Mr. Zeidman has been a Principal at the turnaround and restructuring firm XRoads Solutions Group and a member of the board of directors for Hyperdynamics Corporation.  Since November 2009, Mr. Zeidman has served as a member of the board of directors for MegaWest Energy Corp. Since March 2009, Mr. Zeidman has been a Senior Director for Governmental Affairs at Ogilvy Government Relations in Washington D.C.   In March 2008, Mr. Zeidman was appointed the Interim President of Nova Biosource Fuels, Inc. (“Nova”), a publicly traded biodiesel technology company, and has served as a Nova director since June 2007.  From August 2009 through November 2009, Mr. Zeidman was the Chief Restructuring Officer for Transmeridian Exploration, Inc.  Mr. Zeidman has been Bankruptcy Trustee of AremisSoft Corp since 2004.  Mr. Zeidman served as Vice Chairman of Corporate Strategies, Inc. from July 2004 to December 2009 and has served as Vice Chairman of the University of Texas Health Science System since October 2008.  Mr. Zeidman has served as Chairman of the United States Holocaust Memorial Council since March 2002.  Mr. Zeidman was on the board of Compact Power, Inc., an energy storage systems company from November 2007 to November 2009.  Mr. Zeidman has served on the board of Prosperity Bank for 26 years.  He also served as CEO, President and Chairman of the Board of Seitel Inc., an oil field services company, from June 2002 to February 2007.  Mr. Zeidman served as a Managing Director of the law firm Greenberg Traurig, LLP from July 2003 to December 2008.  Mr. Zeidman holds a Bachelor’s degree from Washington University in St. Louis and a Masters in Business Administration degree from New York University.

On March 30, 2009, Nova announced that it and certain of its subsidiaries had filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware.

Dr. Larry D. Ryan, SulphCo’s Chief Executive Officer since January 2007 and a director since February 2007,  previously, was a senior executive in General Electric’s Advanced Materials Division, where he spent 9 years in technical and business leadership roles, most recently as the Business Manager for the Elastomers and RTV unit. Prior to his role as Business Manager, Dr. Ryan served as Technology Director for GE-Bayer Silicones and Global Technology Leader for the Elastomers and RTV division of GE Advanced Materials in Leverkusen, Germany. He is a graduate of the prestigious General Electric Edison Engineering Development Program, a technical leadership program focused on process engineering projects and product quality improvements and has extensive experience in the Six Sigma business process methodology. Dr. Ryan has a Ph.D. in Chemical Engineering from the University of Delaware.

           Robert H. C. van Maasdijk, a director since April 2005, served as Chairman of Mulier Capital, an investment bank, from December 2005 to August 2009. During 2006, he sold Attica Alternative Investment Fund, Ltd., a private investment fund, of which he was Chairman and CEO and had headed since 1999. For the previous 16 years, he served as Managing Director and CEO of Lombard Odier Investment Portfolio Management Ltd. Over his 36-year career, he has held executive, portfolio management and research positions with Ivory & Sime, Edinburgh; Banque Lambert, Brussels; Pierson Heldring Pierson, Amsterdam; and with Burham and Company, New York.

In 2008, a default verdict was entered against Mr. van Maasdijk in an involuntary bankruptcy proceeding arising from a commercial dispute, which was initiated against him in the United Kingdom.  Mr. van Maasdijk has entered into an individual voluntary arrangement with his creditors and filed an application with the Winchester County Court (the “Court”) to formally annul the bankruptcy.  Mr. van Maasdijk’s application was heard by the Court on April 6, 2009 at which time the Court annulled the bankruptcy.

Lawrence G. Schafran, a director and Audit Committee Chairman since December 2006, has extensive experience in the financial markets, complex litigation and corporate governance, and is a member of the Board of Directors of other U. S. publicly-traded companies.  Mr. Schafran currently is a Managing Director of Providence Capital, Inc., a private New York City based activist investment firm, specializing in small-cap mining and oil/gas exploration firms. He has held this position since July 2003.  From 1999 through 2002, Mr. Schafran served as Trustee, Chairman/Interim-CEO/President and Co- Liquidating Trustee of the Special Liquidating Trust of Banyan Strategic Realty Trust. He also serves as a director of SecureAlert, Inc., Tarragon Corporation, National Patent Development Corp., New Frontier Energy, Inc., Subaye, Inc. and DollarDays International, Inc.  Mr. Schafran received a Bachelor of Arts Degree in Finance and a Masters Degree in Business Administration from the University of Wisconsin.

Robert J. Hassler, a director since April 2009, has a broad knowledge of the petroleum industry, with extensive experience in operations, planning and project management.   His career encompassed 33 years with ConocoPhillips in technical and senior management roles in refining and marketing, as well as exploration and production.   In 2004, he became President of ConocoPhillips’ East/Gulf Coast US Refining and, in 2006, President of ConocoPhillips’ European Refining and Marketing. Mr. Hassler retired in 2008.   He holds a Bachelor of Science in Chemical Engineering from the University of Nebraska and a Masters in Management from MIT.

           Orri Hauksson, a director since April 2009, has extensive experience in a wide range of industries.  During his career, he has held various business development, management and board positions.  He was responsible for launching new shipping routes for the North European shipping company Eimskip, was the Icelandic Prime Minister’s Political Adviser, oversaw venture capital investments at Argnor Wireless Ventures in Stockholm and was a sales manager for U.S. software company Maskina.  During 2003-2007, he was a Vice President responsible for R&D, business development and M&A at Síminn, Iceland’s incumbent telecommunications operator.  He was a board member of Straumur, a publicly listed investment bank with operations throughout Scandinavia, sat on the board of the shipping and storing company Eimskip and on the board of the Finnish telecommunications company Elisa.  Apart from SulphCo, he currently is a board member of Scandanavian Biogas in Sweden and Indian Motorcycle Company in North Carolina.  Mr. Hauksson serves as investment manager at Novator Partners and holds an MBA from Harvard Business School and a Mechanical Engineering degree from the University of Iceland.

PROPOSAL NO. 2
RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has appointed Hein & Associates LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2010.  Services provided to the Company by Hein & Associates LLP in fiscal year 2009 are described under “Fees to Independent Registered Public Accountants” below.

We are asking our stockholders to ratify the selection of Hein & Associates LLP as our independent registered public accountants for fiscal year 2010. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Hein & Associates LLP to our stockholders for ratification as a matter of good corporate practice.

The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on this item will be required for approval. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF HEIN & ASSOCIATES LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2010.

In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

CORPORATE GOVERNANCE

Board Meetings and Committees

During the fiscal year ended December 31, 2009, the Board met eight times, and during the fiscal year each Board member attended at least 75% of the aggregate of the Board meetings and meetings of committees on which he served. The Board of Directors has three standing committees; the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, each consisting solely of independent directors, all of whom satisfy the independence standards adopted by the NYSE-Amex.

Audit Committee

The Audit Committee is currently comprised of the following directors of the Company: Lawrence G. Schafran (Chair), Robert H. C. van Maasdijk and Orri Hauksson, each of whom is independent, as independence is currently defined in applicable SEC and NYSE-Amex rules.  During the fiscal year ended December 31, 2009, the Audit Committee met four times. The Board has determined that Mr. Schafran, Mr. van Maasdijk and Mr. Hauksson each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Schafran’s, Mr. van Maasdijk’s and Mr. Hauksson’s level of knowledge and experience based on a number of factors, including their formal education and experience.

The Audit Committee is responsible for overseeing the Company’s corporate accounting, financial reporting practices, audits of financial statements and the quality and integrity of the Company’s financial statements and reports. In addition, the Audit Committee oversees the qualifications, independence and performance of the Company’s independent auditors. In furtherance of these responsibilities, the Audit Committee’s duties include the following: evaluating the performance of and assessing the qualifications of the independent auditors; determining and approving the engagement of the independent auditors to perform audit, review and attest services and performing any proposed permissible non-audit services; evaluating employment by the Company of individuals formerly employed by the independent auditors and engaged on the Company’s account and any conflicts or disagreements between the independent auditors and management regarding financial reporting, accounting practices or policies; discussing with management and the independent auditors the results of the annual audit; reviewing the financial statements proposed to be included in the Company’s annual report on Form 10-K; discussing with management and the independent auditors the results of the auditors’ review of the Company’s quarterly financial statements; conferring with management and the independent auditors regarding the scope, adequacy and effectiveness of internal auditing and financial reporting controls and procedures; and establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting control and auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee operates under the written Audit Committee Charter adopted by the Board in 2003, a copy of which may be obtained by writing the Secretary of the Company at 4333 W. Sam Houston Pkwy N., Suite 190, Houston, Texas 77043.  A current copy of the Audit Committee Charter is also available on the Company’s website at http://www.sulphco.com. The Report of the Audit Committee is included elsewhere in this proxy statement.

Compensation Committee

The Compensation Committee is currently comprised of the following directors of the Company: Robert H. C. van Maasdijk (Chair), Fred S. Zeidman, Robert J. Hassler and Orri Hauksson. Each director is independent under applicable SEC and NYSE-Amex rules. During the fiscal year ended December 31, 2009, the Compensation Committee met two times. The Compensation Committee reviews and, as it deems appropriate, recommends to the Board policies, practices and procedures relating to the compensation of the officers and other managerial employees and the establishment and administration of employee benefit plans. It advises and consults with the officers of the Company as may be requested regarding managerial personnel policies. The Compensation Committee also has such additional powers as may be conferred upon it from time to time by the Board. The Compensation Committee operates under the written Compensation Committee Charter adopted by the Board in 2007, a copy of which may be obtained by writing the Secretary of the Company at 4333 W. Sam Houston Pkwy N., Suite 190, Houston, Texas 77043. A current copy of the Compensation Committee Charter is also available on the Company’s website at http://www.sulphco.com. The Report of the Compensation Committee is included elsewhere in this proxy statement.

Corporate Governance and Nominating Committee

    The Corporate Governance and Nominating Committee is currently comprised of Robert J. Hassler (Chair), Robert H. C. van Maasdijk and Lawrence G. Schafran.  Each director is independent under applicable SEC and NYSE-Amex rules.  During the fiscal year ended December 31, 2009, the Corporate Governance and Nominating Committee met three times.  This committee’s responsibilities include:

•	evaluating the composition, size and governance of our Board of Directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	establishing a policy for considering stockholder nominees for election to our Board of Directors;

•	evaluating and recommending candidates for election to our Board of Directors;

•	overseeing our Board of Directors’ performance and self-evaluation process and developing continuing education programs for our directors;

•	reviewing our corporate governance principles and policies and providing recommendations to the Board regarding possible changes; and

•	reviewing and monitoring compliance with our code of ethics and our insider trading policy.

The Board seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Company and to its stockholders. Desired qualities to be considered include: high-level leadership experience in business or administrative activities, and significant accomplishment; breadth of knowledge about issues affecting the Company; proven ability and willingness to contribute special competencies to Board activities; personal integrity; loyalty to the Company and concern for its success and welfare; willingness to apply sound and independent business judgment; awareness of a director’s vital role in assuring the Company’s good corporate citizenship and corporate image; no present conflicts of interest; availability for meetings and consultation on Company matters; enthusiasm about the prospect of serving; willingness to assume broad fiduciary responsibility; and willingness to become a Company stockholder.

The Corporate Governance and Nominating Committee considers all nominees for election as directors of the Company, including all nominees recommended by stockholders, in accordance with the mandate contained in its charter. The Company does not pay a fee to any third party to identify or assist in identifying or evaluating potential nominees. In evaluating candidates, the committee reviews all candidates in the same manner, regardless of the source of the recommendation. The policy of the Corporate Governance and Nominating Committee is to consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described in the committee’s charter under “Composition of the Board of Directors, Evaluation and Nominating Activities.” A copy of the charter may be obtained by writing the Secretary of the Company at 4333 W. Sam Houston Pkwy N., Suite 190, Houston, Texas 77043. A current copy of the Corporate Governance and Nominating Committee Charter is also available on the Company’s website at http://www.sulphco.com.

Director Nominations and Independence

The nomination process involves a careful examination of the performance and qualifications of each incumbent director and potential nominees before deciding whether such person should be nominated. The Board believes that the business experience of its directors has been, and continues to be, critical to the Company’s success. Directors should possess integrity, independence, energy, forthrightness, analytical skills and commitment to devote the necessary time and attention to the Company’s affairs. Directors must possess a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

The Board will generally consider all relevant factors, including, among others, each nominee’s applicable expertise and demonstrated excellence in his or her field, the usefulness of such expertise to the Company, the availability of the nominee to devote sufficient time and attention to the affairs of the Company, the nominee’s reputation for personal integrity and ethics, and the nominee’s ability to exercise sound business judgment. Other relevant factors, including age and diversity of skills, will also be considered. Director nominees are reviewed in the context of the existing membership of the Board (including the qualities and skills of the existing directors), the operating requirements of the Company and the long-term interests of its stockholders. The Board uses its network of contacts when compiling a list of potential director candidates and may also engage outside consultants (such as professional search firms).

In addition, the Board of Directors reviews each nominee’s relationship with the Company in order to determine whether the nominee can be designated as independent.  The following members of our Board of Directors meet the independence requirements and standards currently established by the SEC and NYSE-Amex: Robert H. C. van Maasdijk, Lawrence G. Schafran, Fred S. Zeidman, Orri Hauksson and Robert J. Hassler.

Policy Regarding Directors’ Attendance at Annual Meeting of Stockholders

The Board has not adopted a policy with respect to director attendance at annual meetings of stockholders. Directors are not compensated for attending an annual meeting of stockholders. However, directors are reimbursed for out-of-pocket expenses for attendance at an annual meeting of stockholders. The Board encourages each director to attend the annual meeting of stockholders, whether or not a Board meeting is scheduled for the same date. At the Company’s 2009 annual meeting of stockholders, all members of the Company’s Board of Directors were in attendance.

Stockholder Communications with the Board of Directors

A stockholder may contact one or more of the members of the Board of Directors in writing by sending such communication to the Secretary at 4333 W. Sam Houston Pkwy N., Suite 190, Houston, Texas 77043. The Secretary will promptly forward stockholder communications to the appropriate director or directors for review. Anyone who has a concern about the conduct of the Company or the Company’s accounting, internal accounting controls or auditing matters, may communicate that concern to the Secretary, the Chairman of the Board or any member of the Board of Directors at the Company’s address. We believe that the Board’s responsiveness to stockholder communications has been adequate. Communications that consist of stockholder proposals must instead follow the procedures set forth under “Stockholder Proposals” on page 35 of this Proxy Statement.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables present certain information as of April 16, 2010 regarding the beneficial ownership of our common stock by (i) each of our directors and executive officers individually, (ii) all of our directors and executive officers as a group, and (iii) all persons known by us to be beneficial owners of five percent or more of our common stock. A person has beneficial ownership over shares if the person has voting or investment power over the shares. Unless otherwise noted, the persons listed below have sole voting and investment power and beneficial ownership with respect to such shares.

Security Ownership of Certain Beneficial Owners

The following table presents the ownership of beneficial owners known to us who own more than five percent of our common stock as of April 16, 2010.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)

Common	Dr. Rudolf W. and Mrs. Doris Gunnerman	12,437,693	(2)	12.23%
	6601 Windy Hill Way, Reno, NV 89502

(1)	The Percent of Class is based on 101,708,741 of the Company’s shares issued and outstanding as of April 16, 2010.

(2)
The share ownership of Dr. and Mrs. Gunnerman is reflected pursuant to the information contained in Schedule 13D/A, which was filed with the Commission on April 5, 2010. Of these shares 12,435,693 are subject to shared voting power between them. The voting power for the remaining 2,000 shares is held solely by Dr. Gunnerman.

Security Ownership of Directors and Executive Officers

The following table shows the number of shares of our common stock beneficially owned as of April 16, 2010 by each nominee director, each incumbent director, the executive officers named in the “Summary Compensation Table” and all directors and executive officers as a group.  None of such shares are pledged as security.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)

Common	Robert H. C. van Maasdijk	440,321(2)	0.43%
Common	Lawrence G. Schafran	503,338(3)	0.49%
Common	Fred S. Zeidman	278,544(4)	0.27%
Common	Robert J. Hassler	122,641(5)	0.12%
Common	Orri Hauksson	106,325(6)	0.11%
Common	Dr. Larry D. Ryan	450,000(7)	0.44%
Common	M. Clay Chambers	130,000(8)	0.13%
Common	Stanley W. Farmer	240,000(9)	0.24%
Common	Dr. Florian J. Schattenmann	91,667(10)	0.09%

Common	All Directors and Current Executive Officers as a group (9 persons)	2,362,836	2.32%

(1)
Beneficial ownership is determined in accordance with rules of the SEC, and includes generally voting power and/or investment power with respect to securities. Shares of common stock which may be acquired by a beneficial owner upon exercise or conversion of warrants, options or rights which are currently exercisable or exercisable within 60 days of April 16, 2010, are included in the table as shares beneficially owned and are deemed outstanding for purposes of computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Except as indicated by footnote, to our knowledge, the persons named in the table above have the sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.  The Percent of Class is based on 101,708,741 of the Company’s shares issued and outstanding as of April 16, 2010.

(2)	Mr. van Maasdijk owns all of the shares outright, with the exception of options to purchase 419,984 shares of which 344,984 are exercisable within 60 days of April 16, 2010.

(3)	Mr. Schafran owns all of the shares outright, with the exception of options to purchase 485,478 shares of which 410,478 are exercisable within 60 days of April 16, 2010.

(4)	Mr. Zeidman has options to acquire 378,544 shares of which 278,544 are exercisable within 60 days of April 16, 2010.

(5)	Mr. Hassler has options to acquire 197,641 shares of which 122,641 are exercisable within 60 days of April 16, 2010.

(6)	Mr. Hauksson has options to acquire 181,325 shares of which 106,325 are exercisable within 60 days of April 16, 2010.

(7)	Dr. Ryan has options to acquire 750,000 shares of which 450,000 are exercisable within 60 days of April 16, 2010.

(8)	Mr. Chambers has options to acquire 280,000 shares, of which 130,000 are exercisable within 60 days of April 16, 2010.

(9)	Mr. Farmer has options to acquire 390,000 shares, of which 240,000 are exercisable within 60 days of April 16, 2010.

(10)	Dr. Schattenmann has options to acquire 375,000 shares, of which 91,667 are exercisable within 60 days of April 16, 2010.

Legal Proceedings

There are various claims and lawsuits pending against the Company arising in the ordinary course of the Company’s business. Although the amount of liability, if any, against the Company is not reasonably estimable, the Company is of the opinion that these claims and lawsuits will not materially affect the Company’s financial position. We have and will continue to devote significant resources to our defense as necessary.

The following paragraphs set forth the status of litigation as of March 31, 2010.

Clean Fuels Litigation

In Clean Fuels Technology v. Rudolf W. Gunnerman, Peter Gunnerman, RWG, Inc. and SulphCo, Inc., Case No. CV05-01346 (Second Judicial District, County of Washoe) the Company, Rudolf W. Gunnerman, Peter Gunnerman, and RWG, Inc., were named as defendants in a legal action commenced in Reno, Nevada (the “Clean Fuels Litigation”).  The plaintiff, Clean Fuels Technology later assigned its claims in the lawsuit to EcoEnergy Solutions, Inc., which entity was substituted as the plaintiff.  In general, the plaintiff’s alleged claims relate to ownership of the “sulfur removal technology” originally developed by Professor Teh Fu Yen and Rudolf Gunnerman with financial assistance provided by Rudolf W. Gunnerman, and subsequently assigned to the Company.  On September 14, 2007, after a jury trial and extensive post-trial proceedings, the trial court entered final judgment against the plaintiff EcoEnergy Solutions, Inc. on all of its claims.  As per the final judgment, all of the plaintiff’s claims were resolved against the plaintiff and were dismissed with prejudice.  In addition, the trial court entered judgment in favor of the Company and against the plaintiff for reimbursement of legal fees and costs of approximately $124,000, with post-judgment interest.  The plaintiff appealed the judgment on October 5, 2007. On August 3, 2009, the Nevada Supreme Court affirmed the court’s Order and judgment in its entirety.  The Nevada Supreme Court then denied EcoEnergy’s request for a rehearing on September 25, 2009 and further denied EcoEnergy’s Petition for En Banc Reconsideration on November 17, 2009.  On December 15, 2009, the Nevada Supreme Court restored jurisdiction to the district court for any post-appeal issues. Since that time, the Company received legal fees, costs, and interest awarded to it under the judgment from EcoEnergy. The Company then moved the district court for an award of legal fees and costs incurred on appeal.  The district court granted the award and the Company received approximately $120,000 in March 2010 for costs incurred in connection with the appeal.

Talisman Litigation

In Talisman Capital Talon Fund, Ltd. v. Rudolf W. Gunnerman and SulphCo, Inc., Case No. 05-CV-N-0354-BES-RAM, the Company and Rudolf W. Gunnerman were named as defendants in a legal action commenced in federal court in Reno, Nevada. The plaintiff’s claims relate to the Company's ownership and rights to develop its "sulfur removal technology." The Company regards these claims as without merit. Discovery in this case formally concluded on May 24, 2006. On September 28, 2007, the court granted, in part, the defendants' motion for summary judgment and dismissed the plaintiff's claims for bad faith breach of contract and unjust enrichment that had been asserted against Rudolf Gunnerman. The court denied the plaintiff's motion for partial summary judgment. The trial for this matter commenced on December 1, 2008 and continued through December 12, 2008.  The court recessed the trial on December 12, 2008 prior to hearing closing arguments.  Post trial briefs were filed with the court on February 20, 2009, and closing arguments were heard on March 3, 2009. On May 14, 2009, the court entered a judgment in favor of the Company and dismissed all claims with prejudice. The plaintiff appealed the judgment on June 11, 2009. The plaintiff’s appeal brief was filed with the court in late December 2009.  The Company’s answering brief was filed with the court in early February 2010 after which the plaintiff may file a reply brief thereto within 14 days.  No date has been set for argument or submission of the appeal. No liability has been accrued relative to this action.

Hendrickson Derivative Litigation

On January 26, 2007, Thomas Hendrickson filed a shareholder derivative claim against certain current and former officers and directors of the Company in the Second Judicial District Court of the State of Nevada, in and for the County of Washoe. The case was known as Thomas Hendrickson, Derivatively on Behalf of SulphCo, Inc. v. Rudolf W. Gunnerman, Peter W. Gunnerman, Loren J. Kalmen, Richard L. Masica, Robert Henri Charles Van Maasdijk, Hannes Farnleitner, Michael T. Heffner, Edward E. Urquhart, Lawrence G. Schafran, Alan L. Austin, Jr., Raad Alkadiri and Christoph Henkel, Case No. CV07-00187, Dept. No. B6.  The complaint alleged, among other things, that the defendants breached their fiduciary duty to the Company by failing to act in good faith and diligence in the administration of the affairs of the Company and in the use and preservation of its property and assets, including the Company’s credibility and reputation.  On April 12, 2007 the Company and individual defendants filed a motion to dismiss, based upon the plaintiff’s failure to make a demand upon the Board of Directors and failure to state a claim.  On July 3, 2007, the parties filed a Stipulation of Voluntary Dismissal Without Prejudice (the “Stipulation”).  The Stipulation provided that in connection with the dismissal of this action each of the parties will bear their own costs and attorney fees and thereby waive their rights, if any, to seek costs and attorney fees from the opposing party.  Further, neither the plaintiff nor his counsel received any consideration for the dismissal of this action.

In September of 2007, the Company’s Board of Directors received a demand letter (the “Hendrickson Demand Letter”) from Mr. Hendrickson’s attorney reasserting the allegations contained in the original derivative claim and requesting that the Board of Directors conduct an investigation of these matters in response thereto.  In response to the Hendrickson Demand Letter, the Company’s Board of Directors formed a committee comprised of three independent directors (the “Committee”) to evaluate the Hendrickson Demand Letter and to determine what action, if any, should be taken. The Committee retained independent counsel to advise it.

On September 2, 2008, the Company’s Board of Directors held a special meeting for the purpose of hearing and considering the Committee’s report and recommendation.  At that meeting, the Committee reported on its investigation and presented the Committee’s unanimous recommendation that no actions be brought by the Company based upon the matters identified in the Hendrickson Demand Letter.  The Board of Directors unanimously adopted the Committee’s recommendation. SulphCo communicated this conclusion to Mr. Hendrickson’s counsel in mid-September 2008.

On November 6, 2008, Mr. Hendrickson re-filed the shareholder derivative claim in the 127th Judicial District Court of Harris County, Texas. The case is known as Thomas Hendrickson, Derivatively on Behalf of SulphCo, Inc. v. Rudolf W. Gunnerman, Peter W. Gunnerman, Loren J. Kalmen, Richard L. Masica, Robert Henri Charles Van Maasdijk, Hannes Farnleitner, Michael T. Heffner, Edward E. Urquhart, Lawrence G. Schafran, Alan L. Austin, Jr., Raad Alkadiri and Christoph Henkel, Case No. 200866743.  The Company has responded to this litigation by moving to dismiss and the individual defendants have responded by moving to dismiss for lack of personal jurisdiction.  No relief is sought against the Company and no liability has been accrued relative to this action.

On April 7, 2010, the parties entered into a Memorandum of Understanding ("MOU"), providing for a proposed settlement of the action under certain conditions.  Under the MOU, the parties will negotiate a definitive settlement agreement and after notice to SulphCo shareholders, the Court will hold a hearing on the parties' motion for final settlement approval and dismissal of the action with prejudice.  As there has been no definitive settlement agreement executed, the parties have not asked the Court for an order of preliminary approval.  Under the terms of the MOU, the contemplated settlement will not have a material impact on the financial condition of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Directors, officers and greater than 10% stockholders are required to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, with respect to the fiscal year ended December 31, 2009, the officers, directors and beneficial owners of more than 10% of our common stock have filed their initial statements of ownership on Form 3 on a timely basis, and the officers, directors and beneficial owners of more than 10% of our common stock have also filed the required Forms 4 or 5 on a timely basis, except as follows: Rudolf W. Gunnerman (number of late reports - 3, number of transactions not timely reported - 3); Robert J. Hassler (number of late reports - 1, number of transactions not timely reported - 1); Orri Hauksson (number of late reports - 1, number of transactions not timely reported - 1).

MANAGEMENT

Business Experience of Current Executive Officers Who Are Not Directors

Set forth below are brief biographies of each of the executive officers of the Company (excluding executive officers who are also directors) as of the date of this Proxy Statement. Such biographies include a description of all positions with the Company presently held by each such person, and the positions held by, and principal areas of responsibility of, each such person during the last five years.

M. Clay Chambers has served as our Chief Operating Officer since February 2008.  From March 2003 to February 2008, Mr. Chambers worked for El Paso Corporation (“El Paso”), a large natural gas pipeline operator and natural gas producer, as a consultant advising on the sale of El Paso’s chemical assets after the acquisition of Coastal Corporation by El Paso in 2001. Mr. Chambers has over 35 years experience in the refining and petrochemical industry, having begun his career with UOP, Inc. and having held senior management positions with Coastal Corporation and Texas City Refining. At Coastal Corporation he served as Vice President of Refining, Senior Vice President of International Project Development and Senior Vice President of Petroleum Coordination. Mr. Chambers had overall management responsibility for refineries located in Corpus Christi, Texas; Eagle Point, New Jersey; Mobile, Alabama; Wichita, Kansas and Aruba, with a total crude capacity of 538,000 barrels/day. He has extensive expertise regarding the full range of refinery and petrochemical processing units and has also held senior management positions in the product, crude supply and petroleum marketing areas.  Mr. Chambers holds a professional degree in Chemical & Petroleum Refining Engineering from Colorado School of Mines and an MBA from the University of Houston.

Stanley W. Farmer has served as our Vice President and Chief Financial Officer since June 2007. Mr. Farmer was also appointed as the Company’s Treasurer and Corporate Secretary in March 2009. From June 2005 to June 2007, Mr. Farmer was an audit partner at Malone & Bailey, PC, a full service certified public accounting firm specializing in providing audit services to small public companies.  From November 2004 to April 2005, Mr. Farmer was the Chief Financial Officer at Texas Energy Ventures, L.L.C., a wholesale and retail energy holding company.  From May 2003 to November 2004, Mr. Farmer was an Assistant Controller at Reliant Energy Wholesale Group, a subsidiary of Reliant Energy, Inc., a provider of electricity and energy-related products to retail and wholesale customers.  From April 2000 to May 2003, Mr. Farmer was a Senior Director at Enron Corp. in its accounting transaction support group.  Mr. Farmer has also held management positions with a focus in the energy sector of Arthur Andersen LLP (May 1997 to April 2000) and KPMG LLP (January 1991 to May 1997).  Mr. Farmer has a B.B.A in Accounting from Texas A&M University (College Station, Texas), is a certified public accountant (Texas) and is a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants.

Dr. Florian J. Schattenmann currently serves as our Vice President and Chief Technology Officer and has been with the Company since August of 2008. From December 2006 to July 2008, Dr. Schattenmann was the Global Elastomers and European Technology Leader at Momentive Performance Materials (formerly General Electric Advanced Materials), a manufacturer of high-technology material solutions with a product portfolio that included silicone-based products, fused quartz and ceramics. From May 2006 to December 2006, Dr. Schattenmann was Technology Director for GE-Bayer Silicones based in Leverkusen, Germany. Dr. Schattenmann joined the GE Advanced Materials business from the GE Global Research Center where, from May 2001 to April 2006, he successively led several laboratories focused on the development of advanced technologies ranging from electronic materials to selective catalysis to nano-structured materials. Dr. Schattenmann is a certified Master Black Belt from GE in Six Sigma process methodology, holds seven patents and is the (co-)author of numerous peer-reviewed publications. Dr. Schattnemann has a Ph.D. in Inorganic Chemistry from M.I.T.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis explains the Company’s compensation program as it applies to the named executive officers who served in 2009. This discussion and analysis should be read in conjunction with the Summary Compensation Table, its accompanying footnotes and the additional tabular and narrative disclosures that follow the Summary Compensation Table.

What are the objectives of SulphCo’s compensation program?

The Compensation Committee has designed our compensation program for named executive officers in order to meet the following objectives:

•	provide a strong incentive to our named executive officers to achieve their potential and our business goals;

•	make prudent use of our resources; and

•	align the interests of our named executive officers with the interests of our stockholders.

What are the elements of SulphCo’s compensation program and what is SulphCo’s purpose in paying each such element of compensation?

Our compensation program consists of base salary, annual cash incentive awards and long-term incentive awards (e.g., equity based awards). Perquisites are not a material element of our compensation program.  We believe the combination of elements that comprise our compensation program provides a competitive and reasonable pay package that attracts the talent that we need, motivates that talent to achieve our goals, reinforces expectations of leadership and aligns our executives’ interests with our stockholders’ interests.

Base Salary. Base salary is paid in cash commensurate with the responsibilities of each individual’s position.  We believe our base salaries attract and retain executives with the qualifications we need for leading and growing our business. The Compensation Committee annually reviews base salaries and approves adjustments based on the following factors:

•	sustained job performance;

•	annual Company performance; and

•	relevant individual knowledge and skill

Annual Cash Incentive Awards.  Annual cash incentive awards include discretionary cash bonuses.  The purpose of our annual cash incentive awards is to encourage superior performance from our executives that is consistent with the achievement of our goals. The Compensation Committee considers the individual’s experience and performance and approves awards based on the following factors:

•	annual job performance;

•	annual Company performance; and

•	relevant individual knowledge and skill

Long-Term Incentive Awards. Long-term incentive awards include equity based awards.  Equity based awards are granted pursuant to the SulphCo, Inc. 2006 Stock Option Plan (the “2006 Plan”) and the SulphCo, Inc. 2008 Omnibus Long-Term Incentive Plan (“2008 LTIP”).  Our long-term incentive awards are designed to retain executives who demonstrate the qualifications we need and to provide continued motivation and incentive to achieve our goals. We believe that awarding equity incentive compensation aligns our executives’ interests with those of our stockholders.

In addition to these compensation elements, we also offer the named executive officers the opportunity to participate in the Company’s benefit plans that are generally available to all Company employees, including, but not limited to, 401(k) plan and a medical insurance plan.

How does SulphCo determine the amount for each element of compensation paid?

As a development stage company with a limited number of employees and limited resources, compensation of named executive officers is determined on a case-by-case basis, depending on a variety of factors, including Company performance, individual performance, current and potential impact on corporate performance, reputation, skills and experience. We do not utilize a definite formula to determine the amount of each element of compensation paid.

How does each compensation element, and SulphCo’s decision regarding that element, fit into SulphCo’s overall compensation objectives and affect decisions regarding other elements?

Base salaries, annual cash incentives and long-term incentives are determined on a case-by-case basis and are important elements of the total compensation package designed to attract and retain the talent we need in order to achieve our business goals, which include successful development and commercialization of our products and services. In addition, the equity element of long-term incentive awards furthers our goal of aligning the interests of our executive officers with the interests of our stockholders.

Awards of long-term incentive awards such as stock options can promote retention if their value increases, and they create stockholder alignment because their value increases as our stock price increases.

What is the basis for selecting particular events as triggering payment in connection with termination or change-in-control?

We provide for payments and benefits if a named executive officer is terminated without cause or resigns for good reason in connection with a change-in-control as described below under “Potential Payments upon Termination or Change-in-Control.” In addition, in our executive employment agreements, we provide for payments and other benefits if a named executive officer’s employment is involuntarily terminated as a result of something other than death, disability, cause or a change-in-control. See “Potential Payments upon Termination or Change-in-Control.”  These payment provisions, including the respective amounts, were determined on a case-by-case basis and were necessary to attract the named executive officers to accept the types of risks attendant with joining the Company in its current developmental stage.

Does the accounting and tax treatment of a particular form of compensation impact the form and design of awards?

The Compensation Committee considers tax and accounting treatment of various compensation alternatives, including the potential tax deductibility of proposed compensation arrangements. However, these are not typically driving factors. The Compensation Committee may approve non-deductible compensation arrangements if it believes that such arrangements are in the best interests of the Company and its stockholders. As part of its analysis, the Compensation Committee may take into account a variety of factors, including our ability to utilize the deduction based on projected taxable income.  During 2009, no compensation decisions were impacted by tax and/or accounting treatment.

What are SulphCo’s equity or other security ownership requirements or guidelines? Does SulphCo have any policies regarding hedging the economic risk of such ownership?

At the present time, the Board has not adopted stock ownership guidelines for our directors and executive officers. However, the Board may elect to do so in the future.

Because short-range speculation in our securities based on fluctuations in the market may cause conflicts of interests with our stockholders, our Insider Trading Policy prohibits trading in options, warrants, puts and calls related to our securities and it also prohibits selling our securities short or holding our securities in margin accounts.

What is the role of SulphCo’s executive officers in the compensation process?

Our Chief Executive Officer has access to the internal compensation information. Using that information, our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of our other named executive officers. Taking these recommendations into account, the Compensation Committee independently reviews the data and makes its own determinations, subject to the approval of the Board.

Does SulphCo have any program, plan or practice to time option grants to its executives in coordination with the release of material non-public information?

We do not have any program, plan or practice to time grants of stock options to our executives in coordination with the release of material non-public information and we do not set grant dates of stock options to new executives in coordination with the release of such information.  Our executive officers do not have any role in establishing the timing of grants of stock options.  We have not timed, and do not intend to time, our release of material non-public information for the purpose of affecting the value of executive compensation.

Analysis

At the beginning of each fiscal year, the Company’s Compensation Committee of the Board of Directors establishes a set of mutually agreed upon individual goals and objectives with each of its named executive officers.  These mutually agreed upon individual goals and objectives form the basis against which the performance of the named executive officer is measured for determining compensation.  The 2009 individual goals and objectives for each of the Company’s named executive officers and the Compensation Committee’s assessment of each named executive officer’s performance are as follows:

Achieved
Dr. Larry D. Ryan Chief Executive Officer – 2009 Goals & Objectives	Y	N
Laboratory
Establish full understanding of the hydro-treating behavior of sulfones generated in the Sonocracking™ process including hydrogen consumption and process parameters	Y
Develop solid-catalyst based or catalyst-free Sonocracking™ process		N
Expand best-in-class analytical equipment and techniques in the Houston laboratory	Y
Develop library of detailed data packages for customer oil and distillate samples	Y

Field Trials & Scale Up
Develop key elements of a customer accepted data package including large scale mass balance	Y
Continue to identify critical process bottlenecks and develop economical solutions for implementation	Y

Commercial Opportunities
Execute 1-3 memoranda of understanding with key potential customers	Y
Develop and execute Joint Development Programs with 1-3 key potential customers	Y
Solidify market opportunity and financial metrics for 1-3 customer applications	Y
Establish implementable plan for 1-3 applications, including commercial terms and agreement	Y

Financing
Renegotiate/extend the terms of the $4.7 million convertible notes (the “Notes”) payable such that the right of the holders of the Notes to put the Notes to SulphCo beginning August 1, 2009, is deferred to late 2010 or removed altogether
Y
Continue to advance the SulphCo story with existing and new institutional investors for the purpose of enhancing SulphCo’s ability to raise funds via equity sales if circumstances permit	Y
Maintain current high standards of excellence	Y

Organizational & Other
Enhance and promote SulphCo’s public image through press and investor relations, investor meetings, articles in publications, and any other means necessary and applicable	Y
Build necessary organizational structure as SulphCo moves toward commercial implementation of its Sonocracking™ technology	Y

Based on its review of Dr. Ryan’s individual goals and objectives, the Compensation Committee unanimously agreed to recommend to the Board of Directors that no base salary increase, no cash bonus and no additional equity incentive awards should be awarded to Dr. Ryan for 2009.  The decision was based on the Committee’s view that the Company goal for the management team was the execution of revenue generating commercial contracts, and this was not achieved in 2009.

Achieved
Stanley W. Farmer Chief Financial Officer – 2009 Goals & Objectives	Y	N
Financing - Continue to explore all avenues for possible fund raising including:
Renegotiating/extending the terms of the $4.7 million convertible notes (the “Notes”) payable such that the right of the holders of the Notes to put the Notes to SulphCo beginning August 1, 2009, is deferred to late 2010 or removed altogether
Y
Continuing to advance the SulphCo story with existing and new institutional investors for the purpose of enhancing SulphCo’s ability to raise funds via equity sales if circumstances permit	Y
Continuing to pursue funding alternatives under the DOE’s Loan Guarantee Program as well as other governmental funding opportunities such as grants	Y

Accounting & Financial Reporting - Continue to improve and enhance SulphCo’s accounting and financial reporting function by:
Maintaining current high standards of excellence	Y
Assessing infrastructure needs (e.g., back office accounting needs, accounting software requirements, etc.) in anticipation of SulphCo entering into revenue generating contracts	Y
Maintaining SulphCo’s compliance with the requirements of the Sarbanes-Oxley Act of 2002	Y
Continuing to enhance communication between senior management and the Board of Directors on critical financial matters	Y

Commercial - Continue to assist SulphCo’s Chief Executive Officer in:
Aggressively managing SulphCo’s monthly cash burn rate	Y
Developing customer prospects to the point of revenue generation	Y
Developing and refining SulphCo’s business model	Y
Dealings with current and prospective investors	Y

Investor Relations & Public Relations - Continue to enhance and improve SulphCo’s credibility in the marketplace by:
Supporting the activities of SulphCo’s VP of Corporate Development with ongoing investor and public relations initiatives	Y
Managing and maximizing the return on investment as it relates to FD, SulphCo’s current external IR/PR firm	Y

Based on its review of Mr. Farmer’s individual goals and objectives, the Compensation Committee unanimously agreed to recommend to the Board of Directors that no base salary increase, no cash bonus and no additional equity incentive awards should be awarded to Mr. Farmer for 2009.  The decision was based on the Committee’s view that the Company goal for the management team was the execution of revenue generating commercial contracts, and this was not achieved in 2009.

Achieved
M. Clay Chambers Chief Operating Officer – 2009 Goals & Objectives	Y	N
Customer Installations & Support
Develop process and project implementation plans for potential customer sites	Y
Provide economic models for both customers and SulphCo	Y
Provide project management and operators for customer installations	Y
Execute logistics for implementing field trials and permanent customer installations including construction monitoring, start-ups and performance test runs	Y
Develop operating and safety manuals for field installations	Y

Agent, Distributor, and Customer Agreements and Contracts
Develop and review legal agreements with agents, distributors, and customers	Y
Enlist outside counsel as necessary to facilitate agreements	Y
Ensure agreements and contracts meet SulphCo financial and liability requirements	Y
Provide technical and operational support to SulphCo’s marketing efforts	Y

Outside Contractor Management
Manage outside contractors via contracts and schedules	Y
Utilize outside contract operators for start-ups and tests runs at customer sites	Y

Houston Facility Operation
Ensure safe and compliant operation of SulphCo’s Houston facility	Y
Provide necessary support for investment and equipment for SulphCo personnel	Y
Continually maintain, upgrade and modernize mobile skids for testing as necessary	Y

Organizational
Hire necessary project management personnel and contract operators for field installations	Y
Utilize department personnel to help in research and development as needed	Y

Based on its review of Mr. Chambers’ individual goals and objectives, the Compensation Committee unanimously agreed to recommend to the Board of Directors that no base salary increase, no cash bonus and no additional equity incentive awards should be awarded to Mr. Chambers for 2009.  The decision was based on the Committee’s view that the Company goal for the management team was the execution of revenue generating commercial contracts, and this was not achieved in 2009.

Achieved
Dr. Florian J. Schattenmann Chief Technology Officer – 2009 Goals & Objectives	Y	N
Sonocracking™ Technology - Laboratory
Establish full understanding of the hydro-treating behavior of sulfones generated in the Sonocracking™ process including hydrogen consumption and process parameters	Y
Develop solid-catalyst based or catalyst-free Sonocracking™ process		N
Implement user-friendly ultrasound probe technology in close cooperation with MWH	Y
Develop mobile flow-through unit (<1 gpm) for fast customer deployment	Y
Expand best-in-class analytical equipment and techniques in the Houston laboratory	Y
Develop library of detailed data packages for customer oil and distillate samples	Y

Sonocracking™ Technology – Field Trials and Scale Up
Implement Sonocracking™ process chemistry in customer field trials as part of collaborations	Y
Develop key elements of a customer accepted data package including large scale mass balance	Y
Continue to identify critical process bottlenecks and develop economical solution	Y

External Technology Focus
Develop and execute joint development type relationships with key customers; minimum 2 collaborations in 2009	Y
Tell the SulphCo technology story through interviews, presentations and other professional media	Y
Develop technical relationships with key academic and third party validation institutions	Y

Organizational
Hire technical engineering personnel for post-Sonocracking™ process schemes	Y
Continue to grow technical team by mentoring and setting goals and accountability	Y

Based on its review of Dr. Schattenmann’s individual goals and objectives, the Compensation Committee unanimously agreed to recommend to the Board of Directors that no base salary increase, no cash bonus and no equity incentive awards should be awarded to Dr. Schattenmann for 2009.  The decision was based on the Committee’s view that the Company goal for the management team was the execution of revenue generating commercial contracts, and this was not achieved in 2009.

Summary Compensation Table

The following table sets forth the annual compensation earned during 2009, 2008 and 2007 (as applicable) by our principal executive officer, our principal financial officer and all other executive officers of the Company for 2009.  These persons are referred to collectively as the “named executive officers.”

					All
				Option	Other
Name and		Salary	Bonus	Awards(5)	Compensation(6)	Total
Principal Position	Year	( $ )	( $ )	( $ )	( $ )	( $ )
Dr. Larry D. Ryan (1)	2009	300,000	-	77,706	7,350	385,056
Chief Executive Officer	2008	300,000	75,000	-	6,900	381,900
	2007	287,500	155,000	1,346,094	89,339	1,877,933

Stanley W. Farmer (2)	2009	250,000	-	9,010	7,350	266,360
Vice President, Chief	2008	250,000	56,250	71,655	6,900	384,805
Financial Officer, Treasurer	2007	140,625	90,000	735,795	6,750	973,170
and Corporate Secretary

M. Clay Chambers (3)	2009	250,000	-	18,021	7,350	275,371
Chief Operating Officer	2008	226,442	80,000	425,779	25,668	757,889

Dr. Florian J. Schattenmann (4)	2009	225,000	-	-	7,350	232,350
Vice President and	2008	93,750	85,000	374,482	14,076	567,308
Chief Technical Officer

(1)	Dr. Ryan has been the Company’s Chief Executive Officer since January 12, 2007.
(2)	Mr. Farmer has been the Company’s Vice President and Chief Financial Officer since June 2007 and Treasurer and Corporate Secretary since March 2009.
(3)	Mr. Chambers has been the Company’s Chief Operating Officer since February 6, 2008.
(4)	Dr. Schattenmann has been the Company’s Vice President and Chief Technical Officer since August 4, 2008.
(5)
The rule changes adopted by the SEC in December 2009 changed the way compensation related to stock options is reported in the Summary Compensation Table. Stock option awards must now be reflected in the year awarded based on their full aggregate grant date fair value computed in accordance with FASB Accounting Standards Codification Topic 718, rather than based on the expense attributable to them in the applicable fiscal year. This new manner of disclosure applies to all disclosures made after December 20, 2009, and is required for awards made in prior years.  As such, prior year amounts have been restated to reflect the full aggregate fair value of stock options awarded in that period.  The methodology used to estimate the fair value of each stock award is further discussed in the 2009 Annual Report on Form 10-K filed by the Company on February 25, 2010, under the headings Stock Plans and Share-Based Compensation (Note 13).

(6)
The 2007 amount for Dr. Ryan includes $82,589 for relocation expenses and related taxes.  The 2008 amount for Mr. Chambers includes $18,768 for consulting fees prior to his employment with the Company.  The 2008 amount for Dr. Schattenmann includes $9,188 for relocation expenses and related taxes. All other amounts shown relate to matching contributions to the SulphCo 401(k) Profit Sharing Plan.

Grants of Plan Based Awards in 2009

The following table sets forth certain information regarding 2009 grants pursuant to the 2008 LTIP that were made to the named executive officers listed in the previous table.

Name	Grant Date	Estimated Future Payments Under Equity Incentive Plan Awards: Target	All Other Option Awards: # of Securities Underlying Options(1)	Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Dr. Larry D. Ryan	3/17/09	-	100,000	$0.91	$77,706

Stanley W. Farmer	3/11/09	-	15,000	$0.70	$9,010

M. Clay Chambers	3/11/09	-	30,000	$0.70	$18,021

Dr. Florian J. Schattenmann	-	-	-	-	-

(1)
The option grants awarded to Dr. Ryan, Mr. Farmer and Mr. Chambers were discretionary grants awarded by the Board in recognition of their individual efforts through that date.  The shares subject to the options vested on the date of grant.

Other than the option grants included in the table above, there were no other plan based awards made by the Company to the named executive officers during 2009.

Outstanding Equity Awards at December 31, 2009

The following table sets forth information on options that were outstanding as of December 31, 2009 for our named executive officers.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Exercise Price of Option Awards	Option Expiration Date
Dr. Larry D. Ryan(1)	1/12/07	100,000	50,000	$3.54	1/12/17
	4/4/07	33,333	16,667	$3.86	4/4/17
	12/21/07	150,000	-	$4.96	12/21/17
	3/17/09	100,000	-	$0.91	3/17/19

Stanley W. Farmer(2)	6/11/07	100,000	50,000	$3.66	6/11/17
	12/21/07	50,000	-	$4.96	12/21/17
	6/18/08	25,000	-	$3.28	6/18/18
	3/11/09	15,000	-	$0.70	3/11/19

M. Clay Chambers(3)	2/6/08	50,000	100,000	$3.09	2/6/18
	3/11/09	30,000	-	$0.70	3/11/19

Dr. Florian J. Schattenmann(4)	8/4/08	41,667	83,333	$2.80	8/4/18
	12/3/08	50,000	-	$1.23	12/3/18

(1)
Dr. Ryan’s January 12, 2007 option grant vests over a three-year period, with one-third of the shares subject to the option vesting on each of the first three anniversaries following the date of grant.  The April 4, 2007 option vests over a three-year period, with one-third of the shares subject to the option vesting on each of the first three anniversaries coinciding with the vesting schedule of the January 12, 2007 option grant.

(2)	Mr. Farmer’s June 11, 2007 option grant vests over a three-year period, with one-third of the shares subject to the option vesting on each of the first three anniversaries following the date of grant.
(3)
Mr. Chambers’ February 6, 2008 option grant vests over a three-year period, with one-third of the shares subject to the option vesting on each of the first three anniversaries following the date of grant.

(4)
Dr. Schattenmann’s August 4, 2008 option grant vests over a three-year period, with one-third of the shares subject to the option vesting on each of the first three anniversaries following the date of grant.

Other than the option grants included in the table above, there are no other outstanding equity awards at December 31, 2009.

Option Exercises and Stock Vested in 2009

None of our named executive officers exercised stock options or vested in any restricted shares during 2009.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Severance Payments

Our employment agreements with Messrs. Ryan, Farmer, Chambers and Schattenmann provide for severance payments in connection with terminations by the Company without “cause” or by the executives for “good reason,” as such terms are described below.  If any of these executives are terminated by the Company without “cause” or the executive resigns for “good reason,” then subject to the executive’s execution and delivery of a full general release, in a form acceptable to the Company, releasing all claims, known or unknown, that the executive may have against the Company, and any subsidiary or related entity, their officers, directors, employees and agents, the Company will pay to the executive a lump-sum severance payment equal to one year of his then current base salary; and upon proper election of health care continuation coverage (under a federal law known as COBRA) the Company will pay the group medical and dental COBRA premiums for the executive and his eligible dependents until the date the executive first becomes eligible for coverage under a subsequent employer’s applicable group health plan(s), the date such coverage terminates under applicable law, or depending on the executive, twelve (12) months or eighteen months (18) after the termination date of his employment, whichever is the earliest date to occur.

For purposes of the executive employment agreements, “cause” means: (i) the executive’s conviction of, or plea of nolo contendere to, a felony, or a crime involving dishonesty, disloyalty or moral turpitude; (ii) the executive’s willful disloyalty or deliberate dishonesty; (iii) the commission by executive of an act of fraud or embezzlement against the Company; (iv) the executive’s failure to use his good faith efforts to perform in all material respects such duties as are contemplated by his agreement, or to follow any lawful direction of his superior, the Board or any committee thereof; (v) the executive’s gross negligence in the performance of his duties hereunder; or (vi) a material breach by the executive of any provision of his employment agreement or of any Company policy, which breach is not cured within thirty (30) days after delivery to the executive by the Company of written notice of such breach, provided that, if such breach is not capable of being cured within such 30-day period, the executive will have a reasonable additional period to cure such breach.  Any determination of “cause” shall be made in good faith by a majority vote of the Board.

For purposes of the executive employment agreements, “good reason” means, without the executive’s consent: (i) a failure by the Company to comply with any material provision of the employment agreement which is not cured within thirty (30) days after the executive has given written notice of such noncompliance to the Company, provided that, if such failure is not capable of being cured within such 30-day period, the Company will have a reasonable additional period to cure such failure; (ii) a material adverse change by the Company in the executive’s responsibilities, duties or authority with the Company; or (iii) at the executive’s election, a “change in control” of the Company if, following such change in control, the executive no longer holds the same position within the Company (or the surviving or successor company, as applicable), provided that the executive’s election under this subsection (iii) may only be exercised within the thirty (30) day period following the first six (6) month anniversary following the change in control.

For purposes of the executive employment agreements, “change in control” means: (i) the acquisition by any person, entity or affiliated group becoming the beneficial owner of more than 50% of the outstanding equity securities of the Company or otherwise becoming entitled to vote more than 50% of the voting power of the Company; (ii) a consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of related transactions would not be the holders immediately after such transaction or series of related transactions of at least 50% of the voting power of the entity surviving such transaction or series of related transactions; or (iii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.

The following table summarizes severance payments and benefits that would have been provided to Messrs. Ryan, Farmer, Chambers and Schattenmann pursuant to a termination of employment as a result of a termination by the Company without “cause” or by the executive for “good reason” as of December 31, 2009:

Name	Lump Sum Cash Payment(1)	Medical and Dental Coverage(2)	Total
Dr. Larry D. Ryan	$300,000	$14,400	$314,400
Stanley W. Farmer	$250,000	$14,400	$264,400
M. Clay Chambers	$250,000	$21,600	$271,600
Dr. Florian J. Schattenmann	$225,000	$21,600	$246,600

(1)
In addition to the lump sum cash payment disclosed above, each of the executives would also be entitled to any earned (or awarded), but yet unpaid, salary, (and/or bonus) payments, and business expense reimbursements in accordance with Company policy.

(2)
The value of medical and dental coverage was estimated assuming a cost of $1,200 a month for a period of twelve or eighteen months, the longest period of time that these costs would have to be borne by the Company.

Note that the Company does not have any “change-in-control” agreements or policies, other than a “change-in-control” being one possible triggering event for a “good reason” termination by the executive, as described above.

DIRECTOR COMPENSATION

Directors Compensation Table for 2009

For the year ended December 31, 2009, each non-employee director was entitled to receive an annual cash retainer of $100,000 as well as an annual grant of options to purchase 25,000 shares of the Company’s common stock that vest immediately and have a ten (10) year term, effective on the second day after the date of public disclosure of the Company’s 2008 financial results. The Chairman of the Board was to receive an additional $50,000 and chairmen of standing committees were to receive an additional $25,000.  In order to conserve working capital, the Board resolved in March 2009 to accept options to acquire shares of the Company’s common stock in lieu of 75% of the annual cash retainer.  The following table sets forth compensation paid to the Company's non-employee directors in 2009.

Name	Fees Earned or Paid in Cash ($)	Option Awards(6) ($)	All Other Compensation ($)	Total ($)
Robert H.C. van Maasdijk(1)	37,500	116,358	-	153,858
Fred S. Zeidman(2)	31,250	99,611	-	130,861
Lawrence G. Schafran(3)	31,250	99,611	-	130,861
Robert J. Hassler(4)	-	88,642	-	88,642
Orri Hauksson(5)	-	77,126	-	77,126

(1)
Mr. van Maasdijk received options to acquire 154,310 shares, of which 129,310 were granted as compensation, in lieu of cash compensation of $112,500, for serving on the board of directors ($100,000 annual compensation + $50,000 for service as chairman of the board, less $37,500 previously paid). The number of option shares was calculated by dividing $112,500 by the closing price on the grant date.

(2)
Mr. Zeidman received options to acquire 132,758 shares, of which 107,758 were granted as compensation, in lieu of cash compensation of $93,750, for serving on the board of directors ($100,000 annual compensation + $25,000 for service as committee chairman, less $31,250 previously paid). The number of option shares was calculated by dividing $93,750 by the closing price on the grant date.

(3)
Mr. Schrafran received options to acquire 132,758 shares, of which 107,758 were granted as compensation, in lieu of cash compensation of $93,750, for serving on the board of directors ($100,000 annual compensation + $25,000 for service as committee chairman, less $31,250 previously paid). The number of option shares was calculated by dividing $93,750 by the closing price on the grant date.

(4)
Mr. Hassler became a non-employee director on April 27, 2009.  Upon joining the board of directors, Mr. Hassler   received options to acquire 25,000 shares. Mr. Hassler also received options to acquire 97,641 in lieu of 100% of the annual cash retainer normally paid to non-employee directors and chairmen of standing committees. The number of option shares was calculated by dividing $81,042 (the pro-rata portion of (i) the $100,000 annual non-employee director compensation and (ii) the $25,000 annual compensation for service as a committee chairman) by the closing price on the grant date.

(5)
Mr. Hauksson became a non-employee director on April 27, 2009.  Upon joining the board of directors, Mr. Hauksson received options to acquire 25,000 shares. Mr. Hauksson also received options to acquire 81,325 shares in lieu of 100% of the annual cash retainer normally paid to non-employee directors. The number of option shares was calculated by dividing $67,500 (the pro-rata portion of the $100,000 annual non-employee director compensation by the closing price on the grant date

(6)
The rule changes adopted by the SEC in December 2009 changed the way compensation related to stock options is reported in the Summary Compensation Table. Stock option awards must now be reflected in the year awarded based on their full aggregate grant date fair value computed in accordance with FASB Accounting Standards Codification Topic 718, rather than based on the expense attributable to them in the applicable fiscal year.  The methodology used to estimate the fair value of each stock award is further discussed in the 2009 Annual Report on Form 10-K filed by the Company on February 25, 2010, under the headings Stock Plans and Share-Based Compensation (Note 13).  Disclosure of the aggregate number of option or option-like awards for each non-employee director is provided above under the heading “Security Ownership of Directors and Executive Officers.”

Directors Compensation for 2010

Beginning in 2010, each non-employee director will receive an annual cash retainer of $30,000 payable in equal monthly installments, a $2,500 meeting attendance fee for each meeting attended up to $10,000, and an annual grant of options to purchase 75,000 shares of the Company’s common stock.  Chairmen of standing committees will receive an additional cash retainer of $5,000 and the Chairman of the Board is to receive an additional $15,000 cash retainer plus options to purchase an additional 25,000 shares of the Company’s common stock. All option grants to non-employee directors in 2010 are performance-based and vest over a twelve month period based on the achievement of certain commercial milestones by the Company and have a ten (10) year term if vested before the specified vesting deadline.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During the last fiscal year, Robert H. C. van Maasdijk (Chair), Fred S. Zeidman, Robert J. Hassler and Orri Hauksson served as members of the Compensation Committee.  None of the committee members were officers or employees of the Company during the fiscal year, were formerly officers of the Company, nor were a related party as defined under Item 404 of Regulation S-K.  None of the Company’s executive officers served on the board of directors or compensation committee of any other entity whose executive officers served either the Company’s Board or Compensation Committee.

COMPENSATION PLANS

Table of Securities Authorized for Issuance under Equity Compensation Plans at the End of 2009

The following table presents information regarding our securities which are authorized for issuance under all of our equity compensation plans as of December 31, 2009.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected at Left)

Equity Compensation Plans Approved by Security Holders	4,469,885	$2.77	4,755,115

Equity Compensation Plans Not Approved by Security Holders	100,000	$4.25		(1)

(1)  Future grants are within the discretion of our Board of Directors and, therefore, cannot be determined at this time.

Under compensation plans approved by our security holders, 1,769,690 shares are issuable in connection with outstanding options granted pursuant to the 2006 Plan approved by the Company’s stockholders in 2006 and 2,700,195 securities are outstanding options granted pursuant to the 2008 LTIP approved by the Company’s stockholders in 2008.  At the 2009 Annual Meeting of Stockholders, the Company’s stockholders approved an amendment to the 2008 LTIP to increase the number of shares available for issuance by 5,000,000 shares from 2,250,000 to 7,250,000.

Under compensation plans not approved by our security holders, 50,000 securities relate to warrants granted in connection with the License Agreement between the Company and ISM dated as of November 9, 2007, by which the Company agreed to issue warrants to purchase 45,000 shares of common stock to ISM and warrants to purchase 5,000 shares of common stock to JM Resources LLC, at an exercise price of $6.025 per share.  The warrants vest immediately and have a three-year term.

Under compensation plans not approved by our security holders, 50,000 securities relate to warrants granted in connection with the Development and Manufacturing Agreement between the Company and MWH dated as of June 28, 2008, by which the Company agreed to issue warrants to purchase 50,000 shares of common stock share to MWH, at an exercise price of $2.49 per share.  The warrants are fully vested and have a three-year term from the grant date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than the Company’s Code of Ethics, the Board of Directors does not have a specific written policy regarding the review of related party transactions.  The Board of Directors does, however, follow certain procedures relating to the approval of transactions involving related parties.  The Company’s related party transactions review process includes key activities required to identify related parties, determine that related party transactions are conducted on an arm’s length basis, and disclose related party transactions in the Company’s SEC filings. Related party transactions and terms of those transactions are identified, reviewed, and disclosed in accordance with Item 404 of Regulation S-K under the Securities Act of 1933, as amended. A “Related Party” is an executive officer, a member of the board of directors, a nominee for director, a stockholder owning more than 5% of the Company’s common stock, or a member of the immediate family of any such persons.

The Secretary of the Company becomes aware of reportable or material related party transactions during the course of the year through notification by the relevant Related Party or applicable employee of the Company. The Secretary is responsible for ensuring that the Board reviews the relevant proposed transaction (with the exception of ordinary course transactions), and approves (a majority vote of disinterested directors is required) such transaction if the Board determines that the proposed transaction terms are fair to the Company and have been negotiated at arm’s length. Such determination will be made based upon a review of the facts and circumstances surrounding the proposed transaction and upon guidance by any advisors as determined by the Board.

Prior to approving any related party transaction, the disinterested members of the Board reviewing such transaction must (i) be satisfied that they received all material facts relating to the transaction, (ii) have considered all relevant facts and circumstances available to them and (iii) have determined that the transaction is in (or not inconsistent with) the best interests of the Company’s stockholders.

The following is a description of related party transactions involving more than $120,000 in 2009, between us and our directors, nominees, executive officers, stockholders owning more than 5% of the Company’s common stock or members of their immediate family.

During the year ended December 31, 2009, the Company made payments totaling approximately $0.9 million to Märkisches Werk Halver, GmbH (“MWH”) in connection with ongoing probe development activities under an existing agreement.  Under the terms of the agreement, MWH will continue to develop and manufacture high-volume, high-power ultrasound systems for use in SulphCo’s Sonocracking process (the “Equipment”) through June 2013. MWH will sell Equipment exclusively to the Company and the Company will purchase a minimum of 60% of its annual Equipment requirements from MWH.  The Company may purchase a lesser percentage of Equipment from MWH if the Company can either purchase comparable equipment at a price that is 25% less than the price charged by MWH or MWH does not manufacture the Equipment within the Company’s quality control specifications. In addition to the fees that MWH will receive for its probe development and manufacturing activities, MWH also received an option to purchase 50,000 shares of SulphCo common stock.  Edward E. Urquhart, the Chief Executive Officer of MWH from July 2003 through May 2009, was a member of the Company’s Board of Directors from August 2006 to April 2009.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's 2010 Proxy Statement. This report is provided by the following directors, who comprise the Compensation Committee:

April 13, 2010	Robert H.C. van Maasdijk (Chair)
Fred S. Zeidman
Robert J. Hassler
Orri Hauksson

AUDIT COMMITTEE REPORT

           The Audit Committee has reviewed and discussed the audited financial statements with our management. The Audit Committee has discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380). The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, and has discussed with the independent auditors the independent auditors' independence. Additionally, the Audit Committee has reviewed fees charged by the independent auditors and has monitored whether the non-audit services provided by its independent auditors are compatible with maintaining the independence of such auditors. Based upon its reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC and the Board approved that recommendation.  This report is provided by the following directors, who comprise the Audit Committee:

April 13, 2010	Lawrence G. Schafran (Chair)
Robert H. C. van Maasdijk
Orri Hauksson

PRINCIPAL ACCOUNTANTS FEES AND SERVICES

On June 17, 2009, the Board of Directors ratified the Audit Committee’s appointment of Hein & Associates LLP (“Hein”) as the independent registered public accountants for the fiscal year ending December 31, 2009. Representatives from Hein are not expected to be present at the 2010 annual meeting of stockholders and, accordingly, will not be available to answer questions at the meeting.

In deciding to appoint Hein, the Audit Committee reviewed auditor independence issues and existing commercial relationships with Hein and concluded that Hein had no commercial relationship with the Company that would impair its independence.

The following tables include aggregate fees billed by Hein for each of our fiscal years ended December 31, 2009 and 2008.

Hein & Associates LLP Fees

	2009	2008

Audit Fees	$140,000	$156,000

Audit-related Fees	-	-

Tax Fees	-	10,700

All Other Fees	-	-

Total Fees	$140,000	$166,700

Fees for audit services include fees associated with the annual audit and reviews of our quarterly reports, as well as services performed in conjunction with our filings of Registration Statements on Form S-3 and Form S-8 as applicable. The Audit Committee has reviewed the above fees for non-audit services and believes such fees are compatible with the independent registered public accountants’ independence.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Accountant

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax fees, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The Audit Committee has delegated pre-approval authority to certain committee members when expedition of services is necessary. The independent accountants and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent accountants in accordance with this pre-approval delegation, and the fees for the services performed to date. None of the fees paid to the independent accountants during fiscal 2009 and 2008, under the categories Audit-Related and All Other fees described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

FAMILY RELATIONSHIPS

There are currently no family relationships between the directors, executive officers or any other person who may be selected as a director or executive officer of SulphCo.

CODE OF ETHICS

The Company has adopted the SulphCo Code of Ethics that applies to its principal executive officer and principal financial officer. The Code of Ethics was included as an exhibit to a Form 8-K (SEC File No. 1-32636) filed with the SEC on June 13, 2008. We intend to disclose on our website any substantive amendment to our code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, other executive officers and Directors within four business days of such amendment. In addition, we intend to disclose the nature of any material waiver, including an implicit waiver, from a provision of our code of ethics that is granted to any executive officer or director, the name of such person who is granted the waiver and the date of the waiver as required by applicable laws, rules and regulations.

STOCKHOLDER PROPOSALS

Proposals that stockholders wish to be included in next year’s proxy statement for the annual meeting of stockholders to be held in 2011 in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 must be received by the Office of the Secretary at our principal offices at 4333 W. Sam Houston Pkwy N., Suite 190, Houston, TX 77043 no later than March 3, 2011.

ANNUAL REPORT

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, which has been filed with the SEC pursuant to the 1934 Act, being furnished to you along with this Proxy Statement is available at https://materials.proxyvote.com/865378. Additional copies of this Proxy Statement and/or the Annual Report, as well as copies of any Quarterly Report on Form 10-Q may be obtained without charge upon written request to the Secretary, SulphCo, Inc., 4333 W. Sam Houston Pkwy N., Suite 190, Houston, TX 77043, or on the SEC’s internet website at www.sec.gov.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

In accordance with notices that the Company sent to certain stockholders, the Company is sending only one copy of its annual report and proxy statement to stockholders who share the same last name and address, unless they have notified the Company that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies of the Company’s annual report and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to the Company’s Secretary by mail at 4333 W. Sam Houston Pkwy N., Suite 190, Houston, TX 77043 or by telephone at (713) 896-9100. The Company will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request. You may also contact the Company if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Larry D. Ryan
Name: Larry D. Ryan
Title: Chief Executive Officer

Dated: April 16, 2010

SULPHCO, INC.
4333 W. Sam Houston Pkwy N., Suite 190
Houston, TX 77043

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 10, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Larry D. Ryan and Fred S. Zeidman, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of SulphCo, Inc. (the “Company”) on June 10, 2010, at 9:30 a.m. Central Daylight Time at Four Oaks Place (Central Plains conference room, 2nd floor), 1330 Post Oak Boulevard, Houston, TX 77056 or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters:

1.	ELECTION OF DIRECTORS:

☐ FOR all nominees listed below	☐ WITHHOLD AUTHORITY
(except as marked to the contrary below)

Robert J. Hassler, Orri Hauksson, Dr. Larry D. Ryan and Fred S. Zeidman

(Instruction: To withhold authority to vote for any individual nominee, write the nominee’s name in the space below.)

4. RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF HEIN & ASSOCIATES LLP AS THE COMPANY’S INDEPENDENT REGISTERED ACCOUNTANTS FOR FISCAL YEAR 2010:

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ABOVE.   IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THOSE NOMINEES AND THE PROPOSALS LISTED ABOVE.

DATED: _________________, 2010

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Signature

Signature if held jointly

Please mark, sign, date and return this proxy card promptly using the enclosed envelope.

SULPHCO, INC.
4333 W. Sam Houston Pkwy N., Suite 190
Houston, TX 77043

**Important Notice Regarding the Availability of Proxy Materials**

for the

2010 Annual Meeting of Stockholders

to Be Held on

June 10, 2010

The proxy statement and annual report on Form 10-K are available at https://materials.proxyvote.com/865378

Meeting Information		How to Vote

Date:	June 10, 2010
To vote, simply complete and mail the proxy card or follow the instructions included with the proxy materials to vote by telephone or Internet.  Alternatively, you may elect to vote in person at the annual meeting.  You will be given a ballot when you arrive.

Time:	9:30 AM CDT
Location:	Four Oaks Place
1330 Post Oak Boulevard
2nd Floor - Central Plains Conference Room
Houston, TX 77056

Voting Items

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of four directors for a term of one year or until the next annual meeting of stockholders
Nominees:	Robert J. Hassler
Orri Hauksson
Dr. Larry D. Ryan
Fred S. Zeidman

2.	Ratification of Audit Committee’s appointment of Hein & Associates LLP as the Company’s independent registered public accountants for fiscal year 2010